Exhibit (d)(4)

Vista Equity Partners Fund VII, L.P.

c/o Vista Equity Partners Management, LLC

401 Congress Avenue

Suite 3100

Austin, TX 78701

March 7, 2021

Lake Holdings, LP

Lake Guarantor, LLC

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Maneet S. Saroya

Ladies and Gentlemen:

Reference is made to that certain letter, dated as of December 11, 2020 (the “Original Letter”), by and among Vista Equity Partners Fund VII, L.P., (“Vista”), Lake Holdings, LP, a Delaware limited partnership (“Parent I”), and Lake Guarantor, LLC, a Delaware limited liability company (“Parent II” and together with Parent I, the “Parent Entities” or “you”). This letter amends, restates, supersedes and replaces in its entirety the Original Letter and sets forth the commitment of Vista, subject to the terms and conditions hereof.

Capitalized terms used and not otherwise defined in this letter shall have the meanings ascribed to such terms in the Amended and Restated Agreement and Plan of Merger (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), dated as of the date hereof, by and among the Parent Entities, Lake Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Lake Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II” and together with the Parent Entities and Merger Sub I, the “Buyer Parties”), Pluralsight, Inc., a Delaware corporation (the “Company”), and Pluralsight Holdings, LLC, a Delaware limited liability company and subsidiary of the Company (“Holdings” and together with the Company, the “Company Parties”).

1. We are pleased to advise you that Vista hereby commits, conditioned upon (i) the satisfaction, or waiver by Parent I (with the prior written approval of Vista) of all the Offer Conditions as of the Expiration Date (other than those Offer Conditions that by their terms are to be satisfied as of the Expiration Time, but subject to the satisfaction or waiver by Parent I (to the extent permitted thereunder and with the prior written approval of Vista) of such conditions) and (ii) the substantially contemporaneous consummation of the Offer at the Offer Acceptance Time (assuming the funding of the Commitment), to contribute to the Parent Entities, as promptly as practicable following the Expiration Time in accordance with the terms and subject to the conditions set forth in this letter, directly or indirectly through one or more of its affiliated funds to be designated by it, an aggregate amount up to $3,440,000,000 (the “Commitment”) in cash in immediately available funds (subject to any reduction in accordance with the terms set forth in the last sentence of this paragraph 1), it being understood and agreed that Vista shall not, under any circumstances, be obligated under this letter to (or be obligated to cause any other Person to) contribute to, purchase equity from or otherwise provide funds to the Parent Entities (or any other Person in respect of the transactions contemplated by the Merger Agreement) in an aggregate amount in excess of the Commitment. The proceeds of the Commitment shall be used by the Parent Entities solely to satisfy each of the Buyer Parties’ obligations under the Merger Agreement. The amount of the Commitment may be reduced by the Parent Entities (a) on a dollar-for-dollar basis by the amount of any cash, cash equivalents and marketable securities on hand of the Company Group as of the Closing that is available to be used in connection with the transactions contemplated by the Merger Agreement, (b) in an amount specified by the Parent Entities solely to the extent it will be possible, notwithstanding such reduction, for the Buyer Parties to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof, and/or (c) on a dollar-for-dollar basis by the amount of any third-party financing obtained by the Parent Entities or any of its Affiliates at or prior to the Closing, as applicable; provided, however, that the Commitment shall not be reduced pursuant to this clause (c) unless and until such third party financing is funded at the Closing.

2. Except as set forth in paragraph 4, the Commitment is solely for the benefit of the Parent Entities and is not intended (expressly or impliedly) to confer any benefits on, or create any rights in favor of, any other Person. Nothing set forth in this letter contains or gives, or shall be construed to contain or to give, any Person (other than Vista, the Parent Entities and the Company Parties), including any Person acting in a representative capacity, any remedies under or by reason of, or any rights to enforce or cause the Parent Entities to enforce, the commitments set forth herein, nor shall anything in this letter be construed, to confer any rights, legal or equitable, in any Person other than Vista, the Parent Entities and the Company Parties. Without limiting the foregoing, none of the creditors of Vista, any of the Buyer Parties or any of their respective Affiliates shall have any direct or indirect right to enforce this letter or to cause the Parent Entities to enforce this letter, other than as provided in and in accordance with paragraph 4.

3. Vista’s obligation to fund the Commitment will terminate and expire on the earliest to occur of (i) immediately following the later of the Company Merger Effective Time and the deposit of the Exchange Fund pursuant to Section 2.12(b) of the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with the terms thereof, (iii) the date on which any claim is brought by any of the Company Parties under, or any Legal Proceeding is brought by any of the Company Parties with respect to, the Guaranty, the Guarantor (as defined in the Guaranty) or any Guarantor Affiliate (as defined in the Guaranty) (in each case other than in respect of a Guaranteed Obligation (as defined in the Guaranty) or a claim for specific performance under and in accordance with the terms of this letter or the Merger Agreement), or (iv) the date on which any other claim is brought by any of the Company Parties under, or Legal Proceeding is initiated by any of the Company Parties against Vista or any Affiliate thereof in connection with, this letter, the Guaranty, the Merger Agreement or any transaction contemplated hereby or thereby or otherwise relating thereto, in each case other than Guaranty Claims, Merger Agreement Claims or Equity Funding Claims (in each case, as defined in the Guaranty) (such earliest date, the “Commitment Expiration Date”). From and after the Commitment Expiration Date, neither Vista nor any Non-Recourse Parent Party (as defined below) shall have any further liability or obligation to any Person hereunder; provided, however, that, for the avoidance of doubt, such termination shall not, in and of itself, relieve any Person of any liability or obligation it may have under the Guaranty; provided, further, that any Legal Proceeding commenced by any of the Company Parties in a court of competent jurisdiction within thirty (30) days following the Commitment Expiration Date and arising out of a breach of this letter shall survive any termination of the Commitment until the final and non-appealable resolution of such litigation, otherwise no rights of any of the Company Parties shall survive the Commitment Expiration Date; provided, further, that in the event that each of the Company Merger Effective Time and the deposit of the Exchange Fund pursuant to Section 2.12(b) of the Merger Agreement occurs, no Company Party shall be entitled to commence any such litigation following the Closing.

4. This letter shall inure to the benefit of and be binding upon the Parent Entities and Vista. Vista acknowledges that the Company Parties are express third party beneficiaries hereof (including, without limitation, with respect to Vista’s representations, warranties, covenants, and agreements contained in this letter), entitled to specifically enforce the obligations of Vista against Vista to the full extent hereof in connection with the Company Parties’ exercise of their rights under and in accordance with Section 9.8(b) of the Merger Agreement and, in connection therewith, the Company Parties have the right to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause the Buyer Parties to cause, or to directly cause, Vista to fund, directly or indirectly, the Commitment as, and only to the extent permitted by, this letter, in each case when all of the conditions to funding the Commitment set forth in this letter have been satisfied and in connection with the exercise of their rights under and in accordance with Section 9.8(b) of the Merger Agreement, and no Company Party shall have any other rights or remedies hereunder. Vista accordingly agrees, subject in all respects to Section 9.8(b) of the Merger Agreement, not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Company Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Vista further agrees that the Company Parties shall not be required to post a bond or undertaking in connection with such order or injunction sought in connection with the Company Parties’ exercise of their rights under and in accordance with the terms of Section 9.8(b) of the Merger Agreement or under and in accordance with this letter. Vista acknowledges and agrees that (a) the Parent Entities are delivering a copy of this letter to the Company Parties and that the Company Parties are relying on the obligations and commitments of Vista hereunder in connection with the Company Parties’ decision to enter into and consummate the transactions contemplated by the Merger Agreement, (b) the availability of monetary damages in the Merger Agreement and the provisions set forth in the Guaranty (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement or a breach of Vista’s obligations to fund the Commitment in accordance with the terms of this letter and (ii) shall not be construed to diminish or otherwise impair in any respect the Company Parties’ right to specific enforcement to cause the Buyer Parties to cause, or to directly cause, Vista to fund, directly or indirectly, the Commitment under this letter, and to cause the Buyer Parties to consummate the transactions contemplated by the Merger Agreement under Section 9.8(b) of the Merger Agreement and (c) the right of specific performance under this letter and Section 9.8(b) of the Merger Agreement are an integral part of the transactions contemplated by the Merger Agreement and without those rights, the Company Parties would not have entered into the Merger Agreement. For the avoidance of doubt, the remedies available to the Company Parties under Section 9.8(b) of the Merger Agreement and under this letter shall be in addition to any other remedy to which the Company Parties are entitled, and the election to pursue any injunction or specific performance under Section 9.8(b) of the Merger Agreement and/or this letter shall not restrict, impair or otherwise limit the Company Parties from receiving monetary damages pursuant to Section 9.8(a) of the Merger Agreement in lieu of specific performance; provided, that, without limiting the ability of the Company Parties to seek both remedies, under no circumstances shall any Company Party be permitted or entitled to receive both a grant of specific performance under Section 9.8(b) of the Merger Agreement that results in the occurrence of the Closing and payment of monetary damages pursuant to the Merger Agreement. Nothing in this letter, express or implied, is intended to confer upon any Person other than the Parent Entities, Vista and each of the Company Parties any rights or remedies under, or by reason of, or any rights to enforce or cause the Parent Entities to enforce, the Commitment or any provisions of this letter or to confer upon any Person any rights or remedies against any Person other than Vista under or by reason of this letter. Without limiting the foregoing, no Person (other than the Parent Entities or the Company Parties, but in the case of the Company Parties, only on the terms, and subject to the limitations, set forth in this paragraph and Section 9.8(b) of the Merger Agreement) shall have any right to specifically enforce this letter or to cause the Parent Entities to specifically enforce this letter.

5. None of Vista, any Parent Entity nor any Company Party may assign their respective rights, interests or obligations hereunder to any other person without the prior written consent of the Company (on behalf of the Company Parties) (in the case of an assignment by Vista or any Parent Entity) or Vista (in the case of an assignment by any Company Party), and any attempted assignment without such required consents shall be null and void and of no force or effect; provided, however, that Vista reserves the right, prior to or after execution of definitive documentation for the financing transactions contemplated hereby, to assign any portion of the Commitment to one or more of its Affiliates, financing sources or other investors, and only upon the actual funding of such assigned portion of the Commitment to any Parent Entity in accordance with this letter effective upon the Closing, Vista shall have no further obligation to any Parent Entity (or any other person) with respect to such funded assigned portion. Notwithstanding the foregoing, Vista acknowledges and agrees that, except to the extent otherwise agreed in writing by the Company (on behalf of the Company Parties), any such assignment shall not relieve Vista of its obligation to invest the full amount of the Commitment. Subject to the foregoing, all of the terms and provisions of this letter shall inure to the benefit of and be binding upon the parties hereto and the Company Parties and their respective successors and permitted assigns.

6. Concurrently with the execution and delivery of this letter, Vista is executing and delivering to the Company (on behalf of the Company Parties) an Amended and Restated Limited Guaranty, dated as of the date hereof (the “Guaranty”), in favor of the Company Parties in respect of the Buyer Parties’ obligations under the Merger Agreement (including the reimbursement and indemnification obligations of the Parent Entities under Sections 6.6(f) and 6.6(g) thereof), including any such payment obligation arising out of or in connection with a breach thereof, in each case pursuant to the terms and conditions of, and subject to the limitations of, the Merger Agreement and the Guaranty. The Company Parties’ remedies against Vista under the Guaranty, the Company Parties’ rights to specific performance under this letter and the Company Parties’ remedies against the Buyer Parties under the Merger Agreement and/or against Vista Equity Partners Management, LLC (“Vista Management”) under the Confidentiality Agreement shall be, and are intended to be, the sole and exclusive direct or indirect rights of and remedies available to any Company Party or any of its Affiliates against (i) Vista or any of the Buyer Parties and (ii) any former, current or future direct or indirect equity holder, equity financing source, controlling person, director, officer, employee, agent, advisor, Affiliate, member, manager, general or limited partner or assignee of Vista or any of the Buyer Parties or any former, current or future direct or indirect equity holder, equity financing source, controlling person, director, officer, employee, agent, general or limited partner, member, manager, Affiliate, representative or assignee of any of the foregoing (other than Vista to the extent provided in the Guaranty and this letter and the Buyer Parties to the extent provided in the Merger Agreement) (each of such persons and entities described in clause (ii), excluding Vista and each of the Buyer Parties, being referred to as a “Non-Recourse Parent Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter or the Merger Agreement or any of the transactions contemplated hereby or thereby, including in the event any of the Buyer Parties breaches its obligations under the Merger Agreement, whether or not such Buyer Party’s breach is caused by Vista’s breach of its obligations under this letter. Notwithstanding anything to the contrary set forth in this paragraph or in the Guaranty, the Company Parties, as express third party beneficiaries hereunder on the terms, and subject to the conditions, set forth in paragraph 4 of this letter, may cause the Buyer Parties to, or to directly, cause the Commitment to be funded as, and only to the extent, permitted by the exercise of the Company Parties’ rights under Section 9.8(b) of the Merger Agreement or on the terms, and subject to the conditions, set forth in paragraphs 1 and 3 of this letter. Notwithstanding anything to the contrary contained herein or in the Guaranty, subject to the Company Parties’ ability to seek both remedies, under no circumstance shall any Company Party be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and any monetary damages.

7. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, and notwithstanding the fact that Vista is a partnership, each Parent Entity covenants, agrees and acknowledges that no Person other than Vista shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith or therewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any Non-Recourse Parent Party for any obligations of Vista under this letter or for any claim based on, in respect of or by reason of any such obligations or their creation, through any Buyer Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Parent Entity against any Non-Recourse Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Under no circumstances shall Vista be liable to any Company Party or any other Person for consequential, punitive, exemplary, multiple, special or similar damages, or for lost profits.

8. This letter, the Merger Agreement, the Confidentiality Agreement and the Guaranty reflect the entire understanding of the parties with respect to the subject matter hereof and thereof and shall not be contradicted or qualified by any other, and supersedes each other, agreement, oral or written, before the date hereof. This letter may not be waived, amended or modified except by an instrument in writing signed by each of the parties hereto and the Company (on behalf of the Company Parties). Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this letter or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No failure or delay by any party or the Company Parties in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary set forth herein, neither this letter nor the Commitment shall be effective unless there has been prior or concurrent execution and delivery of the Merger Agreement by each of the parties thereto.

9. Notwithstanding anything that may be expressed or implied in this letter, each Parent Entity and each of the Company Parties, by its acceptance, directly or indirectly, of the benefits of this letter, covenants, agrees and acknowledges that no Person other than the undersigned shall have any obligation hereunder and that no recourse hereunder, under the Merger Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future direct or indirect equity holder, equity financing source, controlling person, director, officer, employee, agent, advisor, Affiliate, member, manager, general or limited partner or assignee (other than a permitted assignee of the Commitment hereunder) of the undersigned (and to the extent a portion of the Commitment is assigned to one or more permitted assignees, such permitted assignees) or any former, current or future direct or indirect equity holder, equity financing source, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, representative or assignee (other than a permitted assignee of the Commitment hereunder) of any of the foregoing (other than Vista and each of the Buyer Parties) (each of such persons and entities (excluding Vista and each of the Buyer Parties), a “Related Person”), whether by or through attempted piercing of the corporate veil, or by or through a claim by or on behalf of any Company Party against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Person in connection with this letter, the Merger Agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Related Person shall be a third party beneficiary of the provisions set forth in paragraph 9.

10. This letter shall be treated as confidential and is being provided to the Parent Entities and the Company (on behalf of the Company Parties) solely in connection with their execution of the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned or as required by applicable law. Without limiting the foregoing, the Company Parties may disclose this letter (i) to the extent required by the applicable rules of any national securities exchange or required (or requested by the SEC) in connection with any SEC filings relating to the Offer or the Mergers, (ii) by interrogatory, subpoena, civil investigative demand or similar process or (iii) in connection with enforcing this letter, the Guaranty or the Merger Agreement.

11. Section 9.9 (Governing Law) and, subject to paragraph 12 below, Section 9.10(a) (General Jurisdiction) of the Merger Agreement are incorporated by reference herein mutatis mutandis.

12. Section 9.11 (Waiver of Jury Trial) of the Merger Agreement is incorporated by reference herein mutatis mutandis.

13. Each party to this letter hereby represents and warrants with respect to itself to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all corporate, limited liability company, limited partnership or similar partnership power and authority to execute, deliver and perform this letter, (c) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary corporate, limited liability company, limited partnership or similar action, and no other proceedings or actions on its part are necessary therefor, (d) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) the execution, delivery and performance by it of this letter do not and will not (i) violate its organizational documents, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which it is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by it of the transactions contemplated by this letter on a timely basis, and (f) all approvals of, filings with and notifications to, any Governmental Authority or other Person necessary for the due execution, delivery and performance of this letter by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance by it of this letter. In addition, Vista represents and warrants to each Parent Entity that (a) it has the financial capacity to pay and perform all of its obligations under this letter, (b) Vista has available capital equal to or in excess of the Commitment and its limited partners or other investors have the obligation to fund such capital, and all funds necessary to fulfill the Commitment under this letter shall be available to Vista for as long as this letter and the Commitment hereunder shall remain in effect, and (c) Vista is fully familiar with the Merger Agreement and the other documents or instruments delivered in connection therewith. Vista covenants and agrees that (a) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of the foregoing representations and warranties to become untrue, and (b) in the event that Vista is required to make payments pursuant to the terms of this letter, it will call capital from the partners of Vista in such amounts and at such times as necessary to fulfill its obligations under the terms of this letter. All representations, warranties, covenants and agreements of Vista contained herein shall survive the execution and delivery of this letter and shall be deemed made continuously, and shall continue in full force and effect, until the Commitment Expiration Date.

14. Each party acknowledges and agrees that (a) this letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of Vista under this letter are solely contractual in nature.

15. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced without giving effect to the provisions of paragraphs 6 and 7 of this letter. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16. This letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement (including by electronic transmission, by facsimile or email in .pdf format).

* * * * *

If you are in agreement with the terms of this letter, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

VISTA EQUITY PARTNERS FUND VII, L.P.
By: Vista Equity Partners Fund VII GP, L.P.
Its: General Partner

By: VEPF VII GP, Ltd.
Its: General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Director

[Python - A&R Equity Commitment Letter]

Accepted and agreed to as of the date first above written:

LAKE HOLDINGS, LP

By:	/s/ Maneet S. Saroya
Name:	Maneet S. Saroya
Title:	President

LAKE GUARANTOR, LLC

By:	/s/ Maneet S. Saroya
Name:	Maneet S. Saroya
Title:	President

[Python - A&R Equity Commitment Letter]